Exhibit 99.1







               SIMTEK EXPECTS 2006 ANNUAL REVENUE OF $30.6 MILLION

        o    Fourth Quarter Total Revenue Expected to be $9.7 Million
        o    Fourth Quarter Product Revenue Expected to be $9.1 Million
        o    Fourth Quarter GAAP Profit Expected
        o    Backlog for Q107, a Quarterly Record, in Excess of $7.1 Million
        o    Investor Earnings Conference Call to be Held February 22nd

COLORADO SPRINGS, CO., January 22, 2007, - Simtek Corporation (NASDAQ: SMTK), the inventor, pioneer, and world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced that total revenue for the year ended December 31, 2006, is expected to be approximately $30.6 million, up 194%, compared to revenues of $10.4 million in 2005.

Total revenue for the fourth quarter ended December 31, 2006 is expected to be approximately $9.7 million. Total revenue includes product revenue of approximately $9.1 million, which represents 10% growth over the prior quarter. Total revenue for the quarter also includes royalty revenue of approximately $550,000 for the final royalty pre-payment from Cypress Semiconductor. The Company expects to report positive net income on a GAAP basis for the fourth quarter of 2006, and on an ex-item basis for the full year 2006. Ex-item earnings exclude non-cash charges related to amortization of the ZMD acquisition and expensing of stock options.

The Company's order backlog scheduled for delivery in the first quarter of 2007, as of December 31, 2006, was $7.1 million, a new quarter-ending record for backlog of orders.

Brian Alleman, Simtek's CFO, stated, "Simtek made significant progress in the fourth quarter in our return to profitability. Revenue increased nicely from Q3. The overall product mix was favorable and gross margins continue to improve. Simtek expects to report GAAP net income for the fourth quarter for the first time in more than five years, and expects to achieve positive ex-item earnings for the full year."

The Company will host an earnings conference call for the fourth quarter and year-end 2006 on Thursday, February 22, 2007, at 2:00 pm PDT (5:00 pm EDT). Further details will be provided at a later date.





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About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

For further information, please contact:

Simtek Corp.                                    MKR Group, Inc.
Brian Alleman, CFO                              Todd Kehrli or Marie Dagresto
information@simtek.com                          323-468-2300
                                                smtk@mkr-group.com